EXHIBT 10.8

                       MANAGEMENT AGREEMENT

          This Management Agreement (this "Agreement") is made as of the __th day of April, 1996 among Clark-Schwebel Holdings, Inc., a Delaware corporation ("Holdings"), Clark-Schwebel, Inc., a Delaware corporation ("CSI", and together with Holdings and any subsidiary hereinafter formed by any of them, the "Companies"), and Vestar Capital Partners, a New York general partnership ("Vestar" or "Consultant").

          WHEREAS, Vestar, by and through its officers, employees, agents, representatives and affiliates, has expertise in the areas of corporate management, finance, investment, acquisitions and other matters relating to the business of the Companies; and

          WHEREAS, the Companies desire to avail themselves, for the term of this Agreement, of the expertise of the Consultant in the aforesaid areas (in which it acknowledges the expertise of the Consultant) in the manner set forth herein;

          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

          1.   Consulting Arrangement with Vestar.

          1.1 Appointment. The Companies hereby appoint Vestar to render the advisory and consulting services described in Paragraph 1.2 hereof for the term of this Agreement.

          1.2 Services of Vestar. Vestar hereby agrees that during the term of this Agreement it shall render to the Companies by and through such of its officers, employees, agents, representatives and affiliates as Vestar, in its sole discretion, shall designate from time to time, advisory and consulting services in relation to the affairs of the Companies in connection with strategic financial planning, and other services not referred to in the next sentence, including, without limitation, advisory and consulting services relating to the selection, supervision and retention of independent auditors, the selection, retention and supervision of outside legal counsel, and the selection, retention and supervision of investment bankers or other financial advisors or consultants. It is expressly agreed that the services to be performed under this paragraph 1.2 shall not include investment banking or other financial advisory services rendered by Vestar to the Companies in connection with acquisitions and divestitures by any of the Companies, refinancings, initial public offerings, sales of stock by any of the Companies or a transaction that constitutes a Sale of the Company under that certain Securityholders Agreement of even date herewith by and among Holdings, Vestar/CS Holding Company, L.L.C. and certain other parties (the "Securityholders Agreement"), for which services Vestar shall be entitled to receive additional compensation.
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     1.3 Management and Consulting Fees. In consideration of the services contemplated by Paragraph 1.2, the Companies and their successors agree to pay to Vestar an aggregate per annum fee (the "Fee") equal to the greater of (i) $350,000 and (ii) 1.0% of EBITDA (as defined below) of the Companies on a consolidated basis for each fiscal year during the term of this Agreement, commencing on the date hereof, which Fee shall be payable semi-annually in advance; provided that such semi-annual Fee payments shall be calculated using the greater of (a) Fee payments of $350,000 per year and (b) 1.0% of EBITDA of the Companies on a consolidated basis for the prior fiscal year, and shall be subject to an adjustment (the "Adjustment") upwards or downwards, as the case may be, to reflect the difference between EBITDA during the then current fiscal year and EBITDA for the prior fiscal year upon which the calculation of such semi-annual Fee payments was based, provided that in no event shall the annual Fee be less than $350,000. Each Adjustment, if any, shall be payable on the earlier of (i) the date of the next semi-annual Fee payment after such Adjustment is determined and (ii) the termination of this Agreement. Notwithstanding the foregoing, the first two semi-annual payments shall be based on a per annum Fee of $350,000. For purposes of this Agreement, "EBITDA" means, with reference to any period, net income of the Companies on a consolidated basis for such period before interest, taxes and non-cash charges, including depreciation and amortization. In addition, the Companies shall pay to Vestar on the date of this Agreement a fee in the amount of $1,500,000.

          1.4 Reimbursements. In addition to the Fee, the Companies shall, at the direction of the Consultant, pay directly or reimburse the Consultant for its reasonable Out-of-Pocket Expenses incurred in connection with the services provided for in Paragraph 1.2 hereof. For the purposes of this Agreement, the term "Out-of-Pocket Expenses" means the amounts paid by the Consultant in connection with the services provided for in Paragraph 1.2 hereof, including reasonable (i) fees and disbursements of any independent professionals and organizations, including independent auditors and outside legal counsel, investment bankers or other financial advisors or consultants, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publication or similar services and (iii) transportation, per diem, telephone calls, word processing expenses or any similar expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon or as soon as practicable after presentation by Vestar to a Company of the statement in connection therewith.

          1.5 Indemnification. The Companies will defend, indemnify and hold harmless the Consultant and its officers, employees, agents, representatives and affiliates (each being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or any claim made by any third party, or otherwise, to the extent they relate to or arise out of the advisory and consulting services contemplated by this Agreement, the engagement of the Consultant pursuant to this Agreement or any act or omission by the Consultant in connection with the performance of the services contemplated by this Agreement. The Companies will reimburse any Indemnified Party for all reasonable costs and expenses (including reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim for which the Indemnified Party would be entitled to indemnification under the


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terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The Companies will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Consultant.

          1.6 Liability. Neither the Consultant nor any of its officers, employees, agents, representatives or affiliates shall be liable to any Company for any loss, claim, damage or liability to the extent such loss, claim, damage or liability relates to or arises out of the advisory and consulting services contemplated by this Agreement, the engagement of the Consultant pursuant to this Agreement or any act or omission by the Consultant in connection with the performance of services contemplated by this Agreement, unless such loss, claim, damage or liability is determined by a court in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of the Consultant.

          2. Term. This Agreement shall be in effect on the date hereof and continue until the tenth anniversary of the date hereof, provided that the Agreement may be terminated with respect to the rights, duties and obligations of the Consultant at any time at the election of Vestar and that Vestar may elect to waive or reduce the fees due to it under Paragraph 1.3 hereof. The provisions of Paragraphs 1.4, 1.5, 1.6, 3 and 4 and otherwise as the context so requires shall survive the termination of this Agreement.

          3. Permitted Activities. Subject to all applicable provisions of New York law that impose fiduciary duties upon Vestar or its partners, officers, employees or affiliates, nothing herein shall in any way preclude Vestar or its partners, officers, employees or affiliates from engaging in any business activities or from performing services for their own respective accounts or for the account of others, including for companies that may be in competition with a business conducted by the Companies.

          4. General. (a) No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall in any event be effective unless the same shall be in writing and signed by the parties to this Agreement and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

               (b) Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when mailed, if the same shall be sent by registered or certified mail, return receipt requested, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

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If to Holdings:     Clark Schwebel Holdings, Inc.
                    c/o Vestar Equity Partners, L.P.
                    245 Park Avenue, 41st Floor
                    New York, New York  10167
                    Attention:  Sander M. Levy

If to CSI:          Clark-Schwebel, Inc.
                    2200 South Murray Avenue
                    P.O. Box 2627
                    Anderson, SC  29622
                    Attention:  William D. Bennison

                    Vestar Equity Partners, L.P.
                    245 Park Avenue, 41st Floor
                    New York, New York  10167
                    Attention:  Sander M. Levy

If to Vestar:       Vestar Capital Partners
                    245 Park Avenue, 41st Floor
                    New York, New York  10167
                    Attention:  Sander M. Levy

In any case,
  with copies to:   Kirkland & Ellis
                    655 15th Street, N.W.
                    Washington, D.C.  20005
                    Attention:  Jack M. Feder, Esq.

               (c) This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

               (d) THIS AGREEMENT SHALL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES TO THIS AGREEMENT HEREBY AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. This Agreement shall inure to the benefit of, and be binding upon, each of the Companies and the Consultant and their respective successors and assigns; provided that this Agreement may not be assigned by Vestar except to an affiliate of Vestar.

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               (e) This Agreement may be executed in separate counterparts, and by different parties on separate counterparts, each set of counterparts showing execution by all parties shall be deemed an original, but all of which shall constitute one and the same instrument.

               (f) Holdings and CSI shall cause their respective subsidiaries hereinafter formed or acquired to execute a counterpart to this Agreement, thereby assuming the rights and obligations of a Company under this Agreement; provided that the obligations of a subsidiary hereunder shall terminate at the time such subsidiary is no longer a subsidiary of any Company.

               (g) The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

                                  [END OF PAGE]

                            [SIGNATURE PAGE FOLLOWS]

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               IN WITNESS WHEREOF, the parties have caused this Management
Agreement to be executed and delivered as of the date first written above.

                                   VESTAR CAPITAL PARTNERS

                                   By: Vestar Management Corporation I, its
                                   General Partner

                                   By:__________________________________
                                        Name:
                                        Title:



                                   CLARK-SCHWEBEL HOLDINGS, INC.

                                   By:__________________________________
                                        Name:
                                        Title:



                                   CLARK-SCHWEBEL, INC.

                                   By:__________________________________
                                        Name:
                                        Title: